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                                                                        EX-3.1.2

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                                JFAX.COM, INC.


          JFAX.COM, Inc., a Delaware corporation, hereby certifies as follows:

          FIRST. The Board of Directors of said corporation duly adopted a resolution setting forth, declaring advisable and calling a meeting of the stockholders of said corporation for consideration of the change of the name of the corporation from "JFAX.COM, Inc." to "j2 Global Communications, Inc." and for such purpose the text of Article FIRST of the Certificate of Incorporation shall be amended to read as follows:

          "FIRST. The name of the Corporation is j2 Global Communications, Inc."

          SECOND. The amendment to the corporation's Certificate of Incorporation set forth above was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, JFAX.COM, Inc. has caused this certificate to be signed by Steven J. Hamerslag, its President and Chief Executive Officer, on the 29th day of November, 2000.

                                             JFAX.COM, Inc.



                                             By:    /s/ Steven J. Hamerslag
                                                  ---------------------------
                                                      Steven J. Hamerslag

                                       1